As filed with the Securities and Exchange Commission on November 9, 2012

Registration  No. 333-170204

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________

Post-Effective Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Delaware	Presstek, Inc.	02-0415170
(State or other jurisdiction of incorporation or organization)	(Exact name of registrant as specified in its charter)	(I.R.S. Employer Identification No.)

10 Glenville Street,
Greenwich, Connecticut 06831
203-769-8056
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James R. Van Horn, Esq.
Senior Vice President and General Counsel
Presstek, Inc.
10 Glenville Street,
Greenwich, Connecticut 06831
203-769-8056
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David A. Cifrino, P.C.
McDermott Will & Emery LLP
28 State Street
Boston, Massachusetts 02109-1775
617-535-4034

Approximate date of commencement of proposed sale of securities to the public:  Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to registered additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by Presstek, Inc., a Delaware corporation (the “Company”), deregisters all unsold securities registered for issuance under the:

•	Registration Statement on Form S-3, File No. 333-170204, which was filed with the SEC on October 29, 2010 (the “Registration Statement”).

On October 31, 2012, the Company announced that AIP/Presstek LLC (“Parent”), completed the acquisition of the Company. On August 22, 2012, the Company, MAI Holdings, Inc. (“Parent”) and MAI Merger Corp (the “Purchaser”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) which was announced on August 22, 2012.  Prior to the effective time of the Merger, Parent and Purchaser assigned their rights and obligations under the Merger Agreement to AIP/Presstek LLC and AIP/Presstek Merger Corp., respectively. Pursuant to the terms of the Merger Agreement, AIP/Presstek Merger Corp., as a successor to Purchaser, was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of AIP/Presstek LLC, a successor to Parent.

In connection with the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Greenwich, State of Connecticut on November 9, 2012.

Presstek, Inc.
By: /s/ Stanley E. Freimuth
Name:	Stanley E. Freimuth
Title:	Chairman, Chief Executive Officer and President

Note:	No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.